Exhibit 99.1
Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS STRONG FINANCIAL RESULTS FOR FULL YEAR FISCAL 2023 AND FOURTH QUARTER

Consolidated Sales for the Year Increase 7% to a Record $280.5 Million Compared with $262.8 Million in Fiscal 2022

Education Division Revenues Grow 13% Compared with Fiscal 2022

Sum of Billed and Unbilled Deferred Subscription Revenue Increases 22% to $186.4 Million Compared with $153.4 Million as of August 31, 2022

Pre-Tax Income for Fiscal 2023 Increases 17% to $25.9 Million, Adjusted EBITDA Increases 14% to $48.1 Million Compared with $42.2 Million in Fiscal 2022

Company Purchases 885,500 Shares of its Common Stock for $35.6 Million During Fiscal 2023

Company Provides Earnings Guidance for Fiscal 2024

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a leader in organizational performance improvement that creates, and on a subscription basis, distributes world-class content, training, processes, and tools that organizations and individuals use to achieve systemic changes in human behavior to transform their results, today announced financial results for its fourth quarter and full fiscal 2023 year, which ended on August 31, 2023.

Introduction

The Company’s fiscal 2023 financial performance was very strong, highlighted by the following key metrics:

The Company’s consolidated sales for the fiscal year ended August 31, 2023, increased 7% (8% in constant currency) to a record $280.5 million, compared with $262.8 million in fiscal 2022.  This growth was on top of the strong 17% growth achieved in fiscal 2022, a fiscal year which benefited from very strong sales performance and a comparison with a pandemic-impacted fiscal 2021.  The Company’s sales performance in fiscal 2023 included the following:

o

All Access Pass (AAP) subscription and subscription services sales grew 9% to $158.0 million in fiscal 2023 compared with $144.5 million in fiscal 2022.  During the fourth quarter of fiscal 2023, AAP subscription revenue retention levels returned to their high historical levels of greater than 90%.  In the Enterprise Division, where most AAP contracts are sold, sales increased 6% to $205.7 million compared with $194.4 million in the prior year.  In constant currency, Enterprise sales grew to $209.6 million in fiscal 2023.

o	Education Division revenues grew 13% to $69.7 million in fiscal 2023 on the strength of increased training and consulting days delivered and increased Leader in Me membership revenues. During 1 fiscal 2023, the Education Division delivered over 1,100 more coaching and consulting days than in fiscal 2022 and added a record 791 new Leader in Me schools in the United States and Canada.  Year-over-year Leader in Me school retention remained high during fiscal 2023 at nearly 85%.

o

Total Company deferred revenue at August 31, 2023 increased to $111.2 million compared with $102.4 million at August 31, 2022.  The sum of billed subscription and unbilled deferred subscription revenue at August 31, 2023 grew 22 percent to $186.4 million, compared with August 31, 2022.  The Company continues to be pleased with the growth of multi-year contracts and the overall increase in deferred subscription revenue, which provide a strong base for future sales growth.  As of August 31, 2023, 54% of the Company’s All Access Pass contracts are for at least two years, compared with 45% at August 31, 2022, and the percentage of contracted amounts represented by multi-year contracts increased to 58% from 53% in the prior year.

Paul Walker, President and Chief Executive Officer, commented, “We were really pleased with our results for the fourth quarter and full fiscal 2023 year.  Our strong results for the fourth quarter and fiscal year demonstrate the strength and durability of our subscription business model, which continued its growth trajectory during the year and was evident by the strong growth in both our Enterprise and Education Divisions.  Our results were particularly strong when viewed in the context that we were able to improve upon our record growth in fiscal 2022, which benefited from both strong sales performance and comparisons with pandemic-impacted results in fiscal 2021.  Our consolidated sales in fiscal 2023 of $280.5 million represented $55 million of growth, or a 25% increase, from our pre-pandemic revenue high of $225.4 million in fiscal 2019.”

Walker continued, “In addition to increased sales, our fiscal 2023 results featured continued strong gross margins, lower selling and administrative expenses as a percent of total sales, increased pre-tax income and significant growth in Adjusted EBITDA over the prior year.  Our consolidated sales increased 7% to a fiscal year record of $280.5 million, our gross margin remained strong at 76.1%, pre-tax income increased 17% to $25.9 million, and our Adjusted EBITDA increased 14% to $48.1 million.  In constant currency, our Adjusted EBITDA for fiscal 2023 increased 17% over fiscal 2022, to $49.5 million.  Even after purchasing $35.6 million of our common stock during fiscal 2023, our liquidity remained very strong with over $100 million available from existing cash and our undrawn revolving credit facility.  We were pleased to achieve these strong results despite currency exchange rates and other macroeconomic factors that created some headwinds which impacted our operations in fiscal 2023.”

Walker concluded, “Our fiscal 2023 results reflect our continued focus on three fundamental priorities:  First, to be our clients’ partner of choice for addressing the challenges that really matter to them.  We have organized our entire Company with the objective of helping clients address these mission critical opportunities and challenges.  We believe that being the partner of choice for our clients translates into high retention, strong revenue growth, and an increasing lifetime customer value.  Second, we endeavor to help our clients through a compelling subscription business model that is also very profitable and produces high levels of cash flow.  A strong and profitable business model means that a significant portion of our revenue growth flows through to increases in Adjusted EBITDA and incremental cash flows, which in turn produces significant value to our shareholders.  And third, we seek to reinvest these profits and cash flow to create even more compelling solutions for our clients and to generate high rates of return for our key stakeholders.  Continued investment in our solutions provides improved services and products to help our clients solve ever more challenging issues.  This, in turn, drives increased sales and further strengthens and increases the size of our strategic moat.  Consistently advancing these key priorities quarter after quarter, and year-by-year is helping us be a unique kind of Company: one that is continually strengthening and expanding our strategic position by continually helping our clients win, which provides our associates with the opportunity to do extremely meaningful and impactful work for our clients, while fostering personal growth; generates high rates of growth in Adjusted EBITDA and cash flows; and returns substantial capital to our shareholders.  Our continued focus on these priorities was key to our strong fiscal 2023 performance, and we believe will be fundamental to our continued growth in the future.”

Fiscal 2023 Financial Overview

The following is a summary of the Company’s financial results for the fiscal year ended August 31, 2023:

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Net Sales:  The Company’s consolidated sales for fiscal 2023 increased 7%, or $17.7 million, to a new annual sales record of $280.5 million despite the impact of unfavorable foreign exchange rates during the year.  In constant currency, consolidated sales grew to $284.6 million for the year.  This growth was on top of the strong 17 percent growth achieved in fiscal 2022, which benefited from comparison against a pandemic-impacted fiscal 2021.  Consolidated sales increased in fiscal 2023 primarily due to strong sales of subscription and subscription services in both the Enterprise and Education Divisions.  Despite unfavorable exchange rates and some challenging macroeconomic factors during fiscal 2023, the Company’s AAP and Leader in Me membership revenues increased compared with the prior year and each of the Company’s operating segments were able to increase sales over the prior year.  Enterprise Division sales for the year increased 6%, or $11.3 million, to $205.7 million compared with $194.4 million in fiscal 2022, and were driven primarily by increased AAP revenues, improved international direct office sales, and increased licensee revenues.  All Access Pass subscription and subscription services sales grew 9% in fiscal 2023, international direct office sales increased 6%, or $1.9 million, and licensee revenues increased 10%, or $1.1 million, compared with fiscal 2022.  Fiscal 2023 growth in the Enterprise Division was impacted by foreign exchange and by a somewhat reduced number of onsite presentations in the third and fourth quarters, compared with a record number of onsite presentations in the prior year.  Education Division revenues increased 13%, or $7.9 million, to $69.7 million compared with $61.9 million in fiscal 2022.  Education Division subscription and subscription related revenue, which primarily consists of the Leader in Me membership, consulting days invoiced with the Leader in Me online service, and materials increased 13% compared with fiscal 2022.  The Education Division added a record 791 new Leader in Me schools in the United States and Canada during fiscal 2023.  Growth in the Enterprise and Education Divisions was partially offset by $1.5 million of decreased subleasing revenues from the Company’s corporate campus as some third-party leases expired during the year.

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Deferred Subscription Revenue and Unbilled Deferred Revenue:  At August 31, 2023, the Company had $186.4 million of billed and unbilled deferred subscription revenue, a 22%, or $33.0 million increase over the balance at August 31, 2022.  This total includes $99.0 million of deferred subscription revenue on the balance sheet, a 12%, or $11.0 million increase compared with deferred subscription revenue at August 31, 2022.  Unbilled deferred subscription revenue represents business (typically multi-year contracts) that is contracted but unbilled and excluded from the Company’s balance sheet.

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Gross profit:  Gross profit for fiscal 2023 increased 6% to $213.5 million, compared with $201.9 million in fiscal 2022 and increased primarily due to increased sales as described above.  The Company’s gross margin for the fiscal year ended August 31, 2023, remained strong at 76.1% compared with 76.8% in the prior year.

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Operating Expenses:  The Company’s operating expenses in fiscal 2023 increased $8.9 million compared with fiscal 2022 primarily due to a $10.4 million increase in selling, general, and administrative (SG&A) expenses.  Despite the increase in SG&A expenses, as a percentage of revenue, the Company’s SG&A expenses in fiscal 2023 decreased to 63.6% compared with 63.9% in fiscal 2022.  The Company’s SG&A expenses increased primarily due to increased associate costs resulting from new client-facing personnel and increased salaries; increased commissions on higher sales; a $4.2 million increase in non-cash stock-based compensation expense; and increased travel expense.  Over the previous 12 months, the Company has invested in new associates for a variety of primarily client-facing roles, including sales and sales-related personnel, Leader in Me coaches, and implementation specialists.  The Company believes these investments will provide a strong return in future periods.  At August 31, 2023, the Company had 303 client partners compared with 300 at August 31, 2022.

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Operating and Pre-Tax Income:  The Company’s income from operations in fiscal 2023 increased 11% to $26.4 million, compared with $23.7 million in fiscal 2022.  The Company’s pre-tax income for the fiscal year ended August 31, 2023 increased 17%, or $3.8 million, to $25.9 million, compared with $22.1 million in the prior year.

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Income Taxes:  The Company’s effective income tax rate for fiscal 2023 was approximately 31 percent compared with an effective rate of approximately 16 percent in fiscal 2022.  The effective tax rate in fiscal 2022 was less than statutory rates primarily due to a $2.8 million reduction in the valuation allowance against certain deferred income tax assets.  The effective rate in fiscal 2023 was higher than statutory rates primarily due to $0.9 million of tax expense from non-deductible executive compensation.

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Net Income:  As a result of the factors noted above, the Company’s net income for the fiscal year ending August 31, 2023 was $17.8 million, or $1.24 per diluted share, compared with $18.4 million, or $1.27 per diluted share, in the prior year.

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Adjusted EBITDA:  Adjusted EBITDA for fiscal 2023 improved 14% to $48.1 million compared with $42.2 million in fiscal 2022.  The Company’s fiscal 2023 Adjusted EBITDA growth reflected increased sales, continued strong gross margins, and lower SG&A as a percent of revenue.  In constant currency, Adjusted EBITDA increased 17% compared with fiscal 2022.

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Liquidity and Financial Position:  The Company’s liquidity and financial position remained strong with more than $100 million of liquidity at August 31, 2023, which consisted of $38.2 million of cash with no borrowings on its $62.5 million line of credit.

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Purchases of Common Stock:  During the fourth quarter of fiscal 2023, the Company purchased approximately 125,000 shares of its common stock on the open market for $5.9 million.  For the fiscal year ended August 31, 2023, the Company purchased approximately 885,500 shares of its common stock for $35.6 million.

Fourth Quarter Fiscal 2023 Financial Results

The following is a summary of financial results for the fourth quarter of fiscal 2023:

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Net Sales:  Consolidated sales for the quarter ended August 31, 2023, were $78.0 million compared with $78.8 million in the fourth quarter of fiscal 2022.  Fourth quarter sales performance was adversely impacted by reduced sales of legacy products and services, decreased onsite presentations in the Enterprise Division, lower materials sales in the Education Division, and $0.5 million of reduced sublease revenue from the corporate campus.  For the fourth quarter of fiscal 2023, Enterprise Division sales grew to $52.4 million compared with $52.2 million in fiscal 2022.  In the fourth quarter of fiscal 2023, AAP subscription and subscription services sales increased 3% to $41.7 million compared with $40.3 million in fiscal 2022.  International Direct Office sales increased 8% for the quarter, which was primarily due to improved sales in China, as that country recovers from ongoing pandemic issues.  International licensee revenues continue to improve and increased 10% compared with the prior year, despite the adverse impact of foreign exchange rates, and the ongoing impact of various geopolitical challenges around the world.  Education Division sales for the fourth quarter were $24.1 million compared with $24.7 million in the fourth quarter of fiscal 2022.  Education Division sales were adversely impacted by decreased material sales compared with the prior year.  Some of this decline was attributable to including student leadership guides electronically in the Leader in Me online service, rather than in paper-based format for an additional charge.

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Gross profit:  Gross profit for the fourth quarter of fiscal 2023 increased to $59.3 million, compared with $59.1 million in the fourth quarter of the prior year.  The Company’s gross margin for the quarter ended August 31, 2023, remained strong and improved to 76.1% compared with 75.0% in fiscal 2022.  The increase was primarily driven by changes in the overall mix of services and products sold during the quarter.

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Operating Expenses:  The Company’s operating expenses for the quarter ended August 31, 2023, decreased by $1.7 million compared with the fourth quarter of fiscal 2022, which was primarily due to a $1.5 million decrease in SG&A expenses.  The Company’s SG&A expenses decreased primarily due to reduced associate costs and the successful implementation of cost savings initiatives in various areas of the Company’s operations during the quarter.

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Operating and Pre-Tax Income:  The Company’s income from operations for the quarter ended August 31, 2023, increased 22% to $10.6 million, compared with $8.7 million in the fourth quarter of fiscal 2022.  As a result of increased interest income and decreased interest expense, the Company’s pre-tax income for the fourth quarter of fiscal 2023 increased 26%, or $2.2 million, to $10.4 million, compared with $8.3 million in the prior year.
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Income Taxes:  The Company’s income tax provision for the quarter ended August 31, 2023 was $3.6 million compared with $2.7 million in the prior year.  The Company’s effective income tax rate increased to 34.8% compared with 32.6% in the fourth quarter of fiscal 2022 primarily due to $0.5 million of income tax expense for non-deductible executive compensation in the fourth quarter of fiscal 2023.

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Net Income:  As a result of the factors noted above, the Company’s net income for the fourth quarter of fiscal 2023 increased to $6.8 million, or $0.49 per diluted share, compared with $5.6 million, or $0.39 per diluted share, in the fourth quarter of fiscal 2022.

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Adjusted EBITDA:  Adjusted EBITDA for the quarter ended August 31, 2023, improved 24%, or $3.2 million, to $16.5 million compared with $13.3 million in fiscal 2022, which was a very strong quarter where growth partially benefited from comparison with fiscal 2021’s pandemic-impacted fourth quarter.

Fiscal 2024 Guidance and Outlook

Driven by the continued strength and strategic durability of its All Access Pass and Leader in Me membership subscriptions, and its strong fiscal 2023 financial performance, the Company’s guidance for fiscal 2024 is that Adjusted EBITDA will increase to between $54.5 million and $58.0 million in constant currency, compared with the $48.1 million of Adjusted EBITDA achieved in fiscal 2023.  The Company expects to achieve this growth despite additional growth investments and potential macroeconomic headwinds that may adversely impact its future operating results.  The Company remains confident in the strength of the All Access Pass and Leader in Me membership subscriptions, which have driven Franklin Covey’s growth across recent years and which are expected to drive continued growth in fiscal 2024 and future years.

Earnings Conference Call

On Wednesday, November 1, 2023, at 5:00 p.m. Eastern (3:00 p.m. Mountain) Franklin Covey will host a conference call to review its fourth quarter and fiscal 2023 full-year financial results.  Interested persons may access a live audio webcast at https://edge.media-server.com/mmc/p/3s4ixmry or may participate via telephone by registering at https://register.vevent.com/register/BIdb4ebac824eb4e288defd271b2bf2b5d.  Once registered, participants will have the option of: 1) dialing into the call from their phone (via a personalized PIN); or 2) clicking the “Call Me” option to receive an automated call directly to their phone.  For either option, registration will be required to access the call. A replay of the conference call webcast will be archived on the Company’s website for at least 30 days.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability and other goals relating to the growth and operations of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general macroeconomic conditions; renewals of subscription contracts; the impact of deferred revenues on future financial results; impacts from geopolitical conflicts; market acceptance of new products or services, including new AAP portal upgrades; inflation; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

This earnings release includes the concepts of Adjusted EBITDA and “constant currency,” which are non-GAAP measures.  The Company defines Adjusted EBITDA as net income excluding the impact of interest, income taxes, intangible asset amortization, depreciation, stock-based compensation expense, and certain other items such as adjustments to the fair value of expected contingent consideration liabilities arising from business acquisitions.  Constant currency is a non-GAAP financial measure that removes the impact of fluctuations in foreign currency exchange rates and is calculated by translating the current period’s financial results at the same average exchange rates in effect during the prior year and then comparing this amount to the prior year.  The Company references these non-GAAP financial measures in its decision making because they provide supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes they provide investors with greater transparency to evaluate operational activities and financial results.  Refer to the attached table for the reconciliation of the non-GAAP financial measure, Adjusted EBITDA, to consolidated net income, a related GAAP financial measure.

The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to obtain and dependent on future events which may be uncertain, or out of the Company’s control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver the Company’s offerings, such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE: FC) is a global leadership company with directly owned and licensee partner offices providing professional services in over 160 countries and territories.  The Company transforms organizations by partnering with its clients to build leaders, teams, and cultures that achieve breakthrough results through collective action, which leads to a more engaging work experience for their people.  Available through the Franklin Covey All Access Pass, the Company’s best-in-class content and solutions, experts, technology, and metrics seamlessly integrate to ensure lasting behavioral change at scale.  Solutions are available in multiple delivery modalities in more than 20 languages.

This approach to leadership and organizational change has been tested and refined by working with tens of thousands of teams and organizations over the past 30 years.  Clients have included organizations in the Fortune 100,  Fortune 500, and thousands of small- and mid-sized businesses, numerous governmental entities, and educational institutions.  To learn more, visit www.franklincovey.com, and enjoy exclusive content from Franklin Covey’s social media channels at: LinkedIn, Facebook, Twitter, Instagram, and YouTube.

Investor Contact: Franklin Covey Boyd Roberts 801-817-5127 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Income Statements
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2023	2022	2023	2022

Net sales	$77,955	$78,806	$280,521	$262,841
Cost of sales	18,650	19,739	67,031	60,929
Gross profit	59,305	59,067	213,490	201,912

Selling, general, and administrative	46,525	48,027	178,516	168,069
Depreciation	1,141	1,217	4,271	4,903
Amortization	1,071	1,160	4,342	5,266
Income from operations	10,568	8,663	26,361	23,674
Interest expense, net	(122)	(383)	(492)	(1,610)
Income before income taxes	10,446	8,280	25,869	22,064
Income tax provision	(3,634)	(2,702)	(8,088)	(3,634)
Net income	$6,812	$5,578	$17,781	$18,430

Net income per common share:
Basic	$0.52	$0.40	$1.30	$1.30
Diluted	0.49	0.39	1.24	1.27

Weighted average common shares:
Basic	13,162	13,857	13,640	14,147
Diluted	13,886	14,425	14,299	14,555

Other data:
Adjusted EBITDA(1)	$16,508	$13,347	$48,066	$42,197

(1)

The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results.  For a reconciliation of this non-GAAP measure to a GAAP measure, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2023	2022	2023	2022
Reconciliation of net income to Adjusted EBITDA:
Net income	$6,812	$5,578	$17,781	$18,430
Adjustments:
Interest expense, net	122	383	492	1,610
Income tax provision	3,634	2,702	8,088	3,634
Amortization	1,071	1,160	4,342	5,266
Depreciation	1,141	1,217	4,271	4,903
Stock-based compensation	3,163	2,299	12,520	8,286
Restructuring costs	565	-	565	-
Increase in the fair value of contingent
consideration liabilities	-	8	7	68
Adjusted EBITDA	$16,508	$13,347	$48,066	$42,197

Adjusted EBITDA margin	21.2%	16.9%	17.1%	16.1%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2023	2022	2023	2022
Sales by Division/Segment:
Enterprise Division:
Direct offices	$49,827	$49,807	$194,021	$183,845
International licensees	2,597	2,355	11,645	10,551
	52,424	52,162	205,666	194,396
Education Division	24,105	24,650	69,736	61,852
Corporate and other	1,426	1,994	5,119	6,593
Consolidated	$77,955	$78,806	$280,521	$262,841

Gross Profit by Division/Segment:
Enterprise Division:
Direct offices	$40,715	$39,757	$156,915	$148,051
International licensees	2,323	2,038	10,507	9,382
	43,038	41,795	167,422	157,433
Education Division	15,921	16,457	44,418	41,206
Corporate and other	346	815	1,650	3,273
Consolidated	$59,305	$59,067	$213,490	$201,912

Adjusted EBITDA by Division/Segment:
Enterprise Division:
Direct offices	$11,986	$8,833	$44,198	$37,497
International licensees	1,087	546	5,874	4,964
	13,073	9,379	50,072	42,461
Education Division	6,118	6,610	7,426	8,408
Corporate and other	(2,683)	(2,642)	(9,432)	(8,672)
Consolidated	$16,508	$13,347	$48,066	$42,197

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	August 31,	August 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$38,230	$60,517
Accounts receivable, less allowance for
doubtful accounts of $3,790 and $4,492	81,935	72,561
Inventories	4,213	3,527
Prepaid expenses and other current assets	20,639	19,278
Total current assets	145,017	155,883

Property and equipment, net	10,039	9,798
Intangible assets, net	40,511	44,833
Goodwill	31,220	31,220
Deferred income tax assets	1,661	4,686
Other long-term assets	17,471	12,735
	$245,919	$259,155

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of notes payable	$5,835	$5,835
Current portion of financing obligation	3,538	3,199
Accounts payable	6,501	10,864
Deferred subscription revenue	95,386	85,543
Other deferred revenue	12,137	14,150
Accrued liabilities	28,252	34,205
Total current liabilities	151,649	153,796

Notes payable, less current portion	1,535	7,268
Financing obligation, less current portion	4,424	7,962
Other liabilities	7,617	7,116
Deferred income tax liabilities	2,040	199
Total liabilities	167,265	176,341

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	232,373	220,246
Retained earnings	99,802	82,021
Accumulated other comprehensive loss	(987)	(542)
Treasury stock at cost, 13,974 and 13,203 shares	(253,887)	(220,264)
Total shareholders' equity	78,654	82,814
	$245,919	$259,155